Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar Group, Inc. Achieves Best-Ever Year, Quarter and Monthly Sales Results

•	Annual revenue grows 11.2% year-over year and exceeds quarter-billion dollar mark
•	Company enters into $225 million credit agreement to fund LoopNet transaction

WASHINGTON, DC – February 22, 2012 – CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading provider of information and analytic services, announced today that revenues for the year ended December 31, 2011, were $251.7 million, an increase of approximately 11.2% over revenues of $226.3 million for the full year of 2010. Revenues for the fourth quarter of 2011 totaled $66.2 million, an increase of approximately $8.0 million or 13.7% compared to revenue of $58.2 million in the fourth quarter of 2010. During the fourth quarter of 2011, the Company achieved its highest ever quarterly annualized net new sales of $8.7 million, exceeding the record performance of the previous quarter and an increase of 86% year-over-year.

Adjusted EBITDA (defined below) was $16.0 million for the fourth quarter of 2011, an increase of $2.6 million or 19.4% compared to adjusted EBITDA of $13.4 million for the fourth quarter of 2010.  Non-GAAP net income (defined below) was $8.4 million or $0.33 per diluted share in the fourth quarter of 2011 (based on 25.4 million shares), an increase of $1.8 million compared to non-GAAP net income of $6.6 million or $0.32 per diluted share in the fourth quarter of 2010 (based on 20.9 million shares).

“We are very pleased with our financial performance in the fourth quarter and throughout 2011,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. “2011 was a year of major achievements including the launch of CoStarGo, the agreement to acquire LoopNet, Inc., the acquisition of Virtual Premise, we raised $248 million of equity and the sale-leaseback of our corporate headquarters in Washington D.C. at approximately $60 million above the purchase price. We couldn’t be more excited about our pipeline of products that we expect will achieve even higher revenue growth than we accomplished with CoStarGo.  We believe we are in excellent position to continue to be a leader in innovation and grow our revenues and earnings in 2012 and beyond.”

Year 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)
	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$55.1	$55.8	$57.1	$58.2	$59.6	$62.1	$63.8	$66.2
EBITDA	8.8	7.8	9.4	10.4	10.5	7.1	6.0	11.0
Net income	2.9	3.3	3.4	3.8	4.5	2.6	2.3	5.2
Net income per share - diluted	0.14	0.16	0.16	0.18	0.22	0.12	0.09	0.20
Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4	25.3	25.4

Adjusted EBITDA	10.8	13.3	13.8	13.4	12.6	14.3	14.0	16.0
Non-GAAP Net Income	5.2	6.8	6.9	6.6	6.2	7.3	7.2	8.4
Non-GAAP Net Income per share - diluted	0.25	0.33	0.33	0.32	0.29	0.33	0.28	0.33

The in-quarter renewal rate exceeded 93%, and the 12-month trailing renewal rate for subscription-based services was 93%, an increase from approximately 90% one year ago. At the end of the fourth quarter of 2011, the Company had 93,396 paying subscribers, up 2,386 over the third quarter and up 5,458 year-over-year.

As of December 31, 2011, the Company had $573 million in cash, cash equivalents, short-term and long-term investments, which is a decrease of approximately $10 million since September 30, 2011. During the quarter, approximately $15 million of cash was deployed for the purchase of Virtual Premise.

On February 16, 2012, the Company entered into a credit agreement with a syndicate of six banks, including JP Morgan Chase Bank as the administrative agent, which provides for a $175 million term loan facility and a $50 million revolving credit facility, each with a term of five years. The drawdown of the facilities is subject to the closing of the proposed acquisition of LoopNet, Inc., by CoStar originally announced on April 27, 2011.  The facilities are expected to be utilized along with net proceeds from the Company’s June 2011 equity offering to pay a portion of the merger consideration and transaction costs related to the LoopNet acquisition.

The proposed acquisition of LoopNet is currently under review by the Federal Trade Commission (the “FTC”).  As previously disclosed on January 3, 2012, the Company and LoopNet have voluntarily agreed to extend the waiting period imposed by the Hart-Scott-Rodino Act on a 45-day rolling basis to allow them to engage in discussions with the FTC to determine whether there is a possible basis for, and to discuss the possible terms of, a mutually acceptable consent order that would allow the merger to close.  While there can be no assurance that agreement on the terms of a possible consent order can be reached in a timely manner or at all, the Company believes the discussions with the FTC Staff are currently proceeding constructively and the Company is hopeful that they will in the near term result in an agreement with the FTC Staff on the terms of such a consent order, subject to FTC approval.   The proposed acquisition of LoopNet remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Act and other customary closing conditions.

2012 Outlook

"For the first quarter of 2012, we expect approximately $66.7 million to $67.7 million in revenues, and for the full year of 2012, we expect approximately $281.0 million to $285.0 million in revenues,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  “Based on continued positive market reaction to our product initiatives and strength in our core information sales, we expect continued strong revenue growth in 2012.”

For the first quarter of 2012, the Company expects non-GAAP net income per diluted share (defined below) of approximately $0.27 to $0.31. First quarter 2012 expenses include seasonally higher costs related to the annual sales conference and increased personnel, payroll taxes and benefit costs. For the full year of 2012, the Company expects non-GAAP net income per diluted share of approximately $1.27 to $1.39.

The Company expects to invest an additional $3.5 million to $4.5 million in 2012 to develop the CoStar Suite of products for the UK market, including the CoStarGo iPad application which is expected to accelerate revenue growth in the UK. Additionally, the company is increasing its investment in new products in the US by approximately $3.0 million to $4.0 million and expects to support these new product initiatives with marketing programs later in the year.  “Just as we have seen with the launch of CoStarGo in 2011, we believe that these investments in our products will provide the basis for continued strong revenue and even stronger earnings growth next year,” added Radecki.

The projections above and the related tables included in this release exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

The preceding forward-looking statements reflect CoStar’s expectations as of February 22, 2012, including forward-looking non-GAAP financial measures on a standalone basis – not including the potential acquisition of LoopNet and related costs. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the non-GAAP financial measures to their GAAP basis results are shown in detail, along with definitions for those terms, are below.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company’s corporate headquarters, and (v) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition-related costs, (iv) purchase accounting adjustments; (v) restructuring charges and related costs, (vi) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vii) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. In 2010 and 2011, we assumed a 40% tax rate, and in 2012 we are assuming a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the fourth quarter and full year ended December 31, 2011, and the company’s outlook for 2012 at 11:00 a.m. ET on Thursday, February 23, 2012. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1951 (from the United States and Canada) or (612) 332-0226 (from all other countries) and refer to conference code 235325. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 235325. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Revenues	$66,164	$58,185	$251,738	$226,260
Cost of revenues	22,014	21,277	88,167	83,599
Gross margin	44,150	36,908	163,571	142,661

Operating expenses:
Selling and marketing	16,171	13,929	61,164	52,455
Software development	4,617	4,781	20,037	17,350
General and administrative	14,987	10,608	58,362	47,776
Purchase amortization	613	543	2,237	2,305
	36,388	29,861	141,800	119,886

Income from operations	7,762	7,047	21,771	22,775
Interest and other income, net	224	145	798	735
Income before income taxes	7,986	7,192	22,569	23,510
Income tax expense, net	2,810	3,425	7,913	10,221
Net income	$5,176	$3,767	$14,656	$13,289

Net income per share - basic	$0.21	$0.18	$0.63	$0.65
Net income per share - diluted	$0.20	$0.18	$0.62	$0.64

Weighted average outstanding shares - basic	25,010	20,465	23,131	20,330
Weighted average outstanding shares - diluted	25,402	20,915	23,527	20,707

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Net income	$5,176	$3,767	$14,656	$13,289
Income tax expense, net	2,810	3,425	7,913	10,221
Income before income taxes	7,986	7,192	22,569	23,510
Purchase amortization and other related costs	1,012	872	3,590	3,776
Stock-based compensation expense	1,993	2,579	8,103	8,306
Acquisition related costs	3,063	-	14,191	-
Restructuring and related costs	-	-	1,509	1,384
Headquarters acquisition and transition related costs *	-	420	-	2,837
Settlements and Impairments	-	-	(1,479)	2,825
Non-GAAP Income before income taxes	14,054	11,063	48,483	42,638
Assumed rate for income tax expense, net **	40%	40%	40%	40%
Assumed provision for income tax expense, net	(5,621)	(4,425)	(19,393)	(17,055)
Non-GAAP Net Income	$8,433	$6,638	$29,090	$25,583

Net Income per share - diluted	$0.20	$0.18	$0.62	$0.64
Non-GAAP Net Income per share - diluted	$0.33	$0.32	$1.24	$1.24

Weighted average outstanding shares - diluted	25,402	20,915	23,527	20,707

* Includes no building depreciation for the three months ended December 31, 2010, and includes approximately $459,000 for the twelve months ended December 30, 2010
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Net income	$5,176	$3,767	$14,656	$13,289
Purchase amortization in cost of revenues	399	329	1,353	1,471
Purchase amortization in operating expenses	613	543	2,237	2,305
Depreciation and other amortization	2,197	2,516	9,262	9,873
Interest income, net	(224)	(145)	(798)	(735)
Income tax expense, net	2,810	3,425	7,913	10,221
EBITDA	$10,971	$10,435	$34,623	$36,424
Stock-based compensation expense	1,993	2,579	8,103	8,306
Acquisition related costs	3,063	-	14,191	-
Restructuring and related costs	-	-	1,509	1,384
Headquarters acquisition and transition related costs ***	-	420	-	2,378
Settlements and Impairments	-	-	(1,479)	2,825
Adjusted EBITDA	$16,027	$13,434	$56,947	$51,317

*** Includes no building depreciation for the three months ended December 31, 2010, and does not include approximately $459,000 for the twelve months ended December 30, 2010

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$545,280	$206,405
Short-term investments	3,515	3,722
Accounts receivable, net	16,589	13,094
Deferred income taxes, net	11,227	5,203
Prepaid and other current assets	5,722	5,809
Income tax receivable	850	4,940
Total current assets	583,183	239,173

Long-term investments	24,584	29,189
Deferred income taxes, net	10,224	-
Property and equipment, net	37,571	69,921
Goodwill	91,784	79,602
Intangible and other assets, net	20,530	18,774
Deposits and other assets	3,159	2,989
Total assets	$771,035	$439,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,533	$33,999
Income taxes payable	978	-
Deferred revenue	22,271	16,895
Total current liabilities	61,782	50,894

Deferred gain on sale of building	31,333	-
Deferred rent	16,592	4,032
Deferred income taxes, net	-	1,450
Income taxes payable	2,151	1,770

Stockholders' equity	659,177	381,502
Total liabilities and stockholders' equity	$771,035	$439,648

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Revenues
United States	$61,613	$53,686	$233,381	$208,463
International
External customers	4,551	4,499	18,357	17,797
Intersegment revenue *	335	276	1,140	1,266
Total international revenue	4,886	4,775	19,497	19,063
Intersegment eliminations	(335)	(276)	(1,140)	(1,266)
Total revenues	$66,164	$58,185	$251,738	$226,260

EBITDA
United States	$11,648	$10,515	$38,099	$39,607
International **	(677)	(80)	(3,476)	(3,183)
Total EBITDA	$10,971	$10,435	$34,623	$36,424

* Intersegment revenue is attributable to services performed by Property and Portfolio Research Ltd., a wholly owned subsidiary of Property and Portfolio Research, Inc. (PPR), for PPR. Intersegment revenue is recorded at what the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $600,000 and $100,000 for the three months ended December 31, 2011 and 2010, respectively, and approximately $800,000 and $400,000 for the twelve months ended December 31, 2011 and 2010, respectively.

Reconciliation of Non-GAAP Financial Measures with 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6	$2.3	$5.2
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5	0.9	2.8
Income before income taxes	5.4	4.7	6.3	7.2	7.3	4.1	3.2	8.0
Purchase amortization and other related costs	1.2	0.8	0.9	0.9	0.8	0.8	0.9	1.1
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2	1.9	1.9
Acquisition related costs	-	-	-	-	0.3	5.0	5.8	3.1
Restructuring and related costs	-	0.1	1.3	-	-	-	1.5	-
Headquarters acquisition and transition related costs *	0.1	1.0	1.2	0.3	-	-	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-	(1.2)	-
Non-GAAP Income before income taxes	8.7	11.3	11.5	11.0	10.2	12.1	12.1	14.1
Assumed rate for income tax expense, net **	40%	40%	40%	40%	40%	40%	40%	40%
Assumed provision for income tax expense, net	(3.5)	(4.5)	(4.6)	(4.4)	(4.0)	(4.8)	(4.9)	(5.7)
Non-GAAP Net Income	$5.2	$6.8	$6.9	$6.6	$6.2	$7.3	$7.2	$8.4

Non-GAAP Net Income per share - diluted	$0.25	$0.33	$0.33	$0.32	$0.29	$0.33	$0.28	$0.33

Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4	25.3	25.4

* Includes building depreciation
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6	$2.3	$5.2
Purchase amortization	1.2	0.8	0.9	0.9	0.8	0.8	0.9	1.0
Depreciation and other amortization	2.4	2.5	2.4	2.5	2.6	2.4	2.1	2.2
Interest income, net	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5	0.9	2.8
EBITDA	$8.8	$7.8	$9.4	$10.4	$10.5	$7.1	$6.0	$11.0
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2	1.9	1.9
Acquisition related costs	-	-	-	-	0.3	5.0	5.8	3.1
Restructuring and related costs	-	0.1	1.3	-	-	-	1.5	-
Headquarters acquisition and transition related costs ***	-	0.7	1.3	0.4	-	-	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-	(1.2)	-
Adjusted EBITDA	$10.8	$13.3	$13.8	$13.4	$12.6	$14.3	$14.0	$16.0

*** Does not include building depreciation

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2012		Ended December 31, 2012
	Low	High	Low	High

Net income	$3,000	$4,600	$18,600	$23,000
Income tax expense, net	1,900	2,800	11,400	14,200
Income before income taxes	4,900	7,400	30,000	37,200
Purchase amortization and other related costs	1,100	1,000	4,300	4,100
Stock-based compensation expense	2,600	2,400	13,000	12,000
Acquisition related costs	2,500	2,000	4,500	3,500
Restructuring and related costs	-	-	400	300
Settlements and Impairments	-	-	-	-
Non-GAAP Income before income taxes	11,100	12,800	52,200	57,100
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(4,218)	(4,864)	(19,836)	(21,698)
Non-GAAP Net Income	$6,882	$7,936	$32,364	$35,402

Net Income per share - diluted	$0.12	$0.18	$0.73	$0.90
Non-GAAP Net Income per share - diluted	$0.27	$0.31	$1.27	$1.39

Weighted average outstanding shares - diluted	25,400	25,400	25,500	25,500

* A 38% tax rate is assumed for 2012 in order to approximate the Company's long-term effective corporate tax rate.
** Projections exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

About CoStar Group, Inc.
CoStar Group (Nasdaq: CSGP) is commercial real estate's leading provider of information and analytic services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 1,500 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the timing of the Merger, the company's plans, objectives, expectations and intentions and other statements including words such as "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that CoStar’s pipeline of products will not be able to achieve even higher revenue growth than what CoStar has accomplished with CoStarGo; the risk that CoStar will not be able to continue to be an innovation leader; the risk that CoStar will be unable to grow revenues and earnings in 2012 and beyond; the risk that facilities will not be available to pay a portion of the LoopNet merger consideration and transaction costs; failure to obtain any required financing on favorable terms; the risk that the net proceeds of the June 2011 equity offering will not be used to fund cash consideration for the LoopNet acquisition; the possibility that the FTC will request additional extensions to the waiting period imposed by the HSR Act; the possibility that the Company, LoopNet and the FTC cannot reach a mutually acceptable resolution in a timely manner or at all; the possibility that the merger does not close when expected or at all, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; the risk that the response to CoStarGo and resulting sales will not continue at the same level experienced in 2011; the risk that the positive impact of CoStarGo will not continue throughout 2012; the risk that CoStar's growing momentum in sales and strong earnings trends will not continue at the current pace; the risk that revenues for the first quarter of 2012 and full year 2012 will not be as stated in this press release; the risk that CoStar will not achieve continued strong revenue growth in 2012; the risk that non-GAAP net income per diluted share for the first quarter of 2012 and full year 2012 will not be as stated in this press release; the risk that investments for development of CoStar’s Suite of products for the UK market will not be as stated in this press release and that those investments will not result in accelerated revenue growth in the UK; the risk that investments in new products in the US will not be as stated in this press release and that those new product initiatives will not be supported adequately or at all by marketing programs later in the year; and the risk that ongoing investments in the company’s products will not provide the basis for continued strong revenue and even stronger earnings growth in 2012. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and LoopNet's Annual report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, each filed with the SEC, including in the "Risk Factors" section of each of these filings, and each company's other filings with the SEC available at the SEC's website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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